SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and Release (the “Agreement”) is between Jordi Ferre (“Employee”) and AgroFresh Solutions, Inc. (“Employer”) and is effective on the eighth day following Employee’s execution of this Agreement provided Employee has not revoked the Agreement (the “Effective Date”).
RECITALS
Employee and Employer previously entered into that certain Employment Agreement, dated as of July 14, 2016 (the “Employment Agreement”); capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Employment Agreement;
Employee’s employment with Employer will terminate effective May 7, 2021 (the “Termination Date”);
Employee and Employer desire to define their respective rights and obligations for the future; and
Employee desires to release any claims or causes of action Employee may have against Employer and the other Released Parties (as defined herein).
Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree:
1.Termination. Employee’s employment with Employer will terminate on the Termination Date. Employee will be paid his normal base salary through the Termination Date. Whether or not Employee signs this Agreement, Employee will additionally receive reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with the Employer’s policy prior to the termination date and his vested Employee Benefits, if any, under the employee benefit plans of the Employer, and his accrued but unused vacation pay. Employee acknowledges that the payments made pursuant to this Section 1 will be in full satisfaction of all wages, benefits and other compensation owed to Employee for employment or service through the Termination Date. As of the date hereof, Employee resigns as a director, and all other directorships and officer positions he has or may have had with any of the other Released Parties.

2.Employer’s Obligations to Employee. Provided that Employee executes and does not revoke this Agreement, Employer shall, in consideration of Employee’s covenants and promises herein, and in full satisfaction of Section 7(c) of the Employment Agreement:
(a)Pay to Employee an amount equal to 1.5 times his current Base Salary of $590,000, payable in equal installments in accordance with regular payroll procedures established by the Employer over a twelve-month period beginning with the first payroll date that occurs on or after the sixtieth (60th) day following the Termination Date (subject to any applicable withholding taxes);
(b)Pay to Employee a pro rata portion of his Annual Bonus for 2021, calculated by taking the product of (a) Employee’s Annual Bonus that he would have earned in 2021 had his employment continued through the end of 2021 (based upon the extent to which the performance goals for the year are met, but without any exercise of negative discretion), but in no event greater than the Target amount of 100% of Employee’s current Base Salary of $590,000, multiplied by (b) a fraction, the numerator of which is the number of days during which Employee was employed in 2021 through the Termination Date and the denominator of which is 365. Accordingly, if Employee is employed through the Termination Date, the fraction will be 127/365, or .35%, and assuming the Target is met, Employee would receive $206,500 as an Annual Bonus for 2021. This amount, if any, shall be payable as and when the Annual Bonus would have been payable to Employee if his employment had not been terminated;
(c)Either, as determined in the Employer’s sole and absolute discretion, (i) the cost of Employee’s and any dependents’ coverage under COBRA under the Employer’s health plan currently in effect for the 18-month period following the Termination Date, or (ii) a lump sum cash payment directly to Employee equal to the cost of Employee’s and any dependents’ coverage under COBRA under the Employer’s health plan then in effect for the 18-month period following the Termination Date, on the first payroll date that occurs on or after the sixtieth (60th) day following the Termination Date; and
(d)Employer shall reimburse Employee up to $15,000 for annual tax preparation and financial planning expenses incurred by Employee during the 2021 calendar year, subject to Employer’s receipt of invoices evidencing such payments by Employee.
3.Prior Rights and Obligations. Except as herein set forth, this Agreement extinguishes all rights, if any, which Employee may have, and obligations, if any, of Employer and its affiliates, contractual or otherwise, (a) relating to the employment, service or termination of employment of Employee with Employer or its affiliates, or (b) under the Employment

Agreement, any employment contract or other plan with Employer or its affiliates, including but not limited to the Change in Control Executive Severance Agreement, dated as of August 30, 2019, between Employer and Employee (the “CIC Agreement”) and any severance plan, policy or practice. Employee agrees that the amounts set forth in this Agreement are the only amounts that will be paid in connection with Employee’s termination of employment or service and fully satisfy Employer’s and its affiliates’ obligations to Employee under the Employment Agreement, that Employee is not entitled to or owed any other severance benefits or compensation arising out of the employment, service or termination of employment of Employee with Employer, and that Employee is receiving benefits under this Agreement that Employee would not be entitled to but for the execution of this Agreement.
4.Employer Assets. Employee hereby represents and warrants that Employee has no claim or right, title or interest in, or possession of, any property or assets of Employer or its affiliates. On the Termination Date, to the extent Employee has not already done so, Employee shall deliver to Employer any such property or assets in Employee’s possession or control, including, without limitation, any information technology equipment, keys and security cards issued to Employee by Employer, and all electronically stored information (or information derived therefrom) (including disclosing to Employer electronic user IDs and passwords).
5.Waiver and Release of All Claims.
(a)In consideration of and in return for the benefits stated in this Agreement, Employee agrees to and hereby does release the Employer and its affiliates, and each of their current and former directors, officers, employees, agents, investors, predecessors and successors in interest, and all benefit plans sponsored by any of them, and all fiduciaries for such benefits plans, past or present (collectively, the “Released Parties” and individually, a “Released Party”), individually and collectively, from liability for any and all claims, damages, and causes of action of any kind from the beginning of time through the date Employee signs this Agreement, including but not limited to (a) any and all claims or causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform Act; (b) any and all claims or causes of action arising under any other federal, state or local laws including but not limited any such claims arising under the Pennsylvania Human Relations Act; and (c) any and all claims for breach of the Employment Agreement, the CIC Agreement, any Equity Agreement (as defined below) or any contract, agreement, plan, policy, or practice, whether oral or written between Employee and any Released Party (all of the foregoing, the “Released Claims”).
This Agreement does not prohibit Employee from filing a complaint with the EEOC or other governmental agency making a good faith report of possible violations of applicable law to any governmental agency or from cooperating with any governmental investigation. However, Employee acknowledges that by reason of his waiver and release of claims, he shall not be entitled to relief resulting from any such complaint or report, except and only to the extent as may otherwise be required by applicable law. This Agreement and Employee’s release does extend to any of the Released Claims brought by any organization, governmental agency, or person on behalf of Employee or as a class action under which Employee may otherwise have a right or benefit and Employee agrees that he is not entitled to, has waived, and will not accept any such relief.
Except as expressly provided herein, the waiver and release provisions of this Agreement do not apply to any rights or claims for age discrimination that may arise after the effective date of this Agreement. Further, this Agreement does not prohibit Employee from filing a claim to challenge the validity of his release of claims under the ADEA or any claim for breach of this Agreement, or as permitted by the rules of, or any programs administered by, the Securities and Exchange Commission.
Notwithstanding anything contained herein to the contrary, the releases in this paragraph do not apply to any of the obligations of the Employer that are referenced or contained within this Agreement.
(b)Employer acknowledges that, as of the date of its execution of this Agreement, it is not aware of any claims or causes of action Employer may have against Employee.
6.Equity Agreements. All awards previously granted to Employee pursuant to the terms of the AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan (the “Equity Plan”) shall continue to be governed by the applicable terms of the applicable Award Agreements (as such term is defined in the Equity Plan) (the “Equity Agreements”) and the Equity Plan; provided that, notwithstanding anything to the contrary contained in the Equity Plan or the Equity Agreement governing Employee’s restricted stock award with respect to a total of 103,650 restricted shares of common stock granted effective as of March 29, 2019, all remaining unvested shares (a total of 34,550 shares of common stock) shall be deemed to be fully vested as of the Termination Date. For the avoidance of doubt, all other unvested awards granted to Employee under the Equity Plan shall be forfeited as of the Termination Date.
7.Confidentiality. Employee agrees not to disclose the terms of this Agreement to any other person, except that Employee may disclose such terms to Employee’s attorney, financial advisors and/or tax accountants, and members of Employee’s immediate family. Employee agrees to refrain from making public or private statements or comments relating to any of Released Parties which are derogatory, disparaging, or which may tend to injure any such party or person in its or their business, public or private affairs unless required by law. Employer agrees that its Senior Leadership Team will refrain from making public or private statements or comments relating to Employee which are derogatory, disparaging, or which may tend to injure Employee in his business, public or private affairs unless required by law.
8.Affirmation of Continuing Duties. In accordance with Employee’s existing and continuing obligations, Employee agrees to abide by and acknowledges the enforceability of certain covenants under the Employment Agreement, including Sections 8, 9, 10 and 11(j) of the Employment Agreement; provided that Section 8(a) of the Employment Agreement shall be amended as set forth below as of the Termination Date. This includes, without limitation, to the extent Employee has not already done so, promptly after the execution of this Agreement, delivering to Employer all confidential information in accordance with the Employment Agreement. Employee acknowledges that his compliance with these continuing obligations in the Employment Agreement and the confidentiality and non-disparagement provisions herein is a condition to his receipt of the benefits provided under this Agreement. In addition to any other legal or equitable remedies Employer may have, in the event that Employee violates Section 8 of the Employment Agreement (as amended below) or violates in any material respect Section 9 of the Employment Agreement, Employer shall be entitled to cease payment of any amounts due under this Agreement. Employer agrees to abide by and acknowledges the enforceability of Sections 7(g) and 11(n) of the Employment Agreement, which remain in effect.
As of the Termination Date, Section 8(a) of the Employment Agreement is amended as follows:
(a)Subsection (ii)(B) is deleted in its entirety and replaced with the following:
“(ii)(B)    enter the employ of, render any services to, or otherwise become actively involved with, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, any entity (or any division or affiliate of any entity) listed on Schedule I attached hereto;”

(b)Subsection (iii) is deleted in its entirety and replaced with the following:
“(iii) For purposes of this Agreement, “Competitive Business” means the development, manufacture, license, sale or provision of products or services in the post-harvest market for fresh produce.”
(c)Subsection ii(C) is deleted in its entirety and replaced with the following:
“acquire a financial interest in any Competitive Business, directly or indirectly.”
(d)Schedule I attached hereto is hereby added as a new schedule to the Employment Agreement.
9.Exclusive Benefits. Employee agrees and acknowledges that the only benefits associated with the termination of Employee’s employment with Employer to which Employee is entitled are the benefits stated in this Agreement (including those sections of the Employment Agreement and Equity Agreements incorporated by reference) and that Employee is not entitled to any additional benefits under any other policy, plan or agreement of Employer or any of its affiliates in connection with Employee’s termination.
10.Unenforceable Provisions. In the event that any provision of this Agreement is determined in the future to be invalid, void or unenforceable for any reason, such determination shall not affect the validity and enforceability of all remaining provisions of this Agreement. The only exception is that upon a determination that Employee’s agreements contained in Section 5 above (the waiver and release of all claims) are unenforceable, Employer shall have the right to discontinue payments until Employee signs a new enforceable release and waiver of claims in a form reasonably satisfactory to Employer, unless Employee’s agreements in Section 5 are voided due to Employee’s challenge of the enforceability of such provision, in which case the entire Agreement shall be voidable, at the option of Employer, thereby requiring, to the extent permitted by applicable law, the return to Employer of all payments given in consideration for those release provisions.
11.Choice of Law. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the law of the Commonwealth of Pennsylvania, without regard to the principles of conflict of law of such state, except as preempted by federal law.
12.Merger. This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement (including any contrary provision in the Employment Agreement), other than those portions of the Employment Agreement and Equity Agreements incorporated herein by reference. This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Employer, by an authorized officer.
13.Rights under the Age Discrimination in Employment Act. Employee acknowledges and agrees that he has at least twenty-one (21) days to review this Agreement; he has been advised by Employer to consult with an attorney regarding the terms of this Agreement prior to executing it; if he executes this Agreement, he has seven days following the execution of this Agreement to revoke this Agreement (by providing written notice to Employer before 5:00 p.m. on the seventh day); this Agreement shall not become effective or enforceable until the revocation period has expired; he does not, by the terms of this Agreement, waive claims or rights that may arise under the ADEA after the date he executes this Agreement; he is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled; and he understands this Agreement and it is written in such a manner that he understands his rights and obligations under the Agreement.
14.Agreement Voluntary; No Reliance. Employee acknowledges and agrees that Employee has carefully read this Agreement and understands that it is a release of all claims, known and unknown, past or present including all claims under the ADEA. Employee warrants that he is executing this Agreement without any representation of any kind or character not expressly set forth herein.
15.No Admissions. The parties expressly understand and agree that the terms of this Agreement are contractual and not merely recitals and that the agreements herein and consideration paid are to compromise doubtful and disputed claims, avoid litigation, and buy peace, and that no statement or consideration given, nor offer of same, shall be construed as an admission of any claim by either party, such admissions being expressly denied.
16.Attorneys’ Fees. In the event that either party institutes any legal suit, action, or proceeding against the other party arising out of this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

17.Further Actions. Employee agrees to execute such additional documents as may reasonably be required by Employer to effectuate his termination of employment and the implementation of this Agreement. Without limiting the generality of the foregoing, Employee agrees to sign such resignation letters as may be requested by Employer from time to time to document that Employee no longer serves as a director or officer of Employer or any subsidiary of Employer.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, effective as provided above.

EMPLOYEE

/s/ Jordi Ferre
Name: Jordi Ferre

Date:	April 30, 2021

EMPLOYER

AgroFresh Solutions, Inc.

By: /s/ Nance K. Dicciani
Name: Nance K. Dicciani
Title: Chair of Board

Date:	April 30, 2021

[SIGNATURE PAGE TO SEPARATION AGREEMENT AND GENERAL RELEASE]